Exhibit 10.11

April 27, 2010

Richard C. Herman

[OMITTED]

[OMITTED]

Dear Richard:

Congratulations! On behalf of MobiTV, (the “Company”), I am pleased to extend you an offer of employment. MobiTV is an exciting place to be and we are delighted to have you join the team. We look forward to your future success in this position and hope you find your new role both challenging and rewarding.

The terms of your new position with the Company arc as set forth below:

1. Position and Start Date. You will initially serve as the Company’s Senior Vice President of Business & Corporate Development, reporting to the CEO. You will be working out of the Emeryville, California office. Your anticipated start date is May 24, 2010.

2. Compensation.

(a) Base Salary. You will be paid a monthly salary of $19,166.67 (the equivalent of $230,000 if annualized), subject to applicable withholdings. Your salary will be payable in equal semi-monthly installments pursuant to the Company’s regular payroll policy.

(b) Incentive Bonus. You will be eligible to participate in the Company’s bonus program. The bonus plan is discretionary and bonuses arc paid at the sole discretion of management and the Board of Directors. The funding of the plan is based on the Company’s achievement of targeted levels of success and financial performance. This award is also based on your individual performance as determined by your manager. You must be employed through March 1 following the close of the prior fiscal year (i.e. the day that bonuses are calculated) in order to be eligible for a bonus. For your first calendar year your target bonus will be pro-rated to your start date. Employees who commence work after September 30 are not eligible for a bonus for that calendar year.

(c) Stock Options. As an added incentive, subject to approval by the Compensation Committee of the Company’s Board of Directors, you will he granted an option to purchase 300,000 shares of the Company’s common stock pursuant to the Company’s Equity Incentive Plan (the “Plan”). This grant shall be an incentive stock option to the extent permitted by law. Under current IRS regulations, to the extent the option’s cumulative price exceeds $100,000 in a calendar year that portion of the grant will be a nonqualified option. The options will be granted at an exercise price equal to the fair market value of the stock on the date of the grant and will vest 25% at the end of the first full, continuous year of employment with monthly vesting thereafter at the rate of 1/48th of the total grant. Vesting will, of course, depend on your continued employment with the Company.

(c) Relocation Bonus. MobiTV will pay you a bonus to reimburse you for your relocation to the San Francisco Bay Area as follows: a one-time gross payment of $15,000 to he paid with your first practicable payroll check (the “Relocation Bonus”), subject to applicable salary withholdings and following the completion of all new hire paperwork. This Relocation Bonus will be reported as taxable income to you in the year received as required by applicable tax law. The Relocation Bonus is conditional upon, and is not earned until, you have satisfactorily completed twelve (12) months of employment with the Company. In the event that you terminate your employment with the Company for any reason other than through no fault of your own prior to the date that is twelve (12) months after the date that your employment commences, you agree to repay the Company one hundred percent (100%) of the Relocation Bonus by personal check or other negotiable instrument within thirty (30) calendar days following your termination date. By signing below, you further authorize the Company to deduct and withhold from your final paycheck or other earned compensation a reasonable installment amount of the unearned Relocation Bonus.

3. Change in Control. In addition, if a Corporate Transaction (as defined below) occurs and, in connection with such Corporate Transaction or within twelve (12) months following such Corporate Transaction, (i) you are terminated by MobiTV without Cause (as defined below) or (ii) there is a Constructive Termination (as defined below) and you terminate your employment with MobiTV within six (6) months following such Constructive Termination, then one-hundred percent (100%) of the then remaining unvested shares subject to the option set forth in Section 2(c) above will immediately vest.

A “Corporate Transaction” means the occurrence of any of the following events: (i) any sale or exchange of the capital stock by the stockholders of MobiTV in one transaction or series of related transactions where more than 50% of the outstanding voting power of MobiTV is acquired by a person or entity or group of related persons or entities; or (ii) any reorganization, consolidation or merger of MobiTV where the outstanding voting securities of MobiTV immediately before the transaction represent or are converted into less than fifty percent 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of MobiTV.

A termination for “Cause” will exist at any time after the happening of one or more of the following events: (i) willful misconduct in the performance of your duties to MobiTV where such willful misconduct is materially and demonstrably injurious to MobiTV; (ii) commission of any act of fraud with respect to MobiTV; (iii) your conviction of a felony involving moral turpitude that is reasonably likely to cause material harm to the standing or reputation of MobiTV; (iv) material and willful failure to follow the lawful written directions of MobiTV’s Board of Directors or Chief Executive Officer, provided such failure has not been cured within 30 days following a written notice from the Board of Directors of MobiTV; or (v) material violation of MobiTV’s Code of Business Conduct and Ethics.

A “Constructive Termination” means the occurrence of any of the following events: (i) any reduction in your base salary or material reduction in benefits, in each case not agreed to by you (other than in connection with a general decrease in base salaries for most similarly situated employees); (ii) a material reduction in your job duties and responsibilities, not agreed to by you, that is inconsistent with your prior duties and responsibilities; or (iii) a requirement that you relocate to an office outside of the San Francisco Bay Area.

4. Benefits. You will be eligible to receive standard Company benefits (e.g., medical, dental, and vision insurance benefits) in accordance with the terms of all such benefit programs.

5. Vacation. You will be entitled to receive the standard number of vacation days as outlined in the Company’s vacation policy. Vacation days and floating holidays shall be accrued and carried over in accordance with the Company’s vacation policy.

6. Confidential Information and Invention Assignment Agreement. The Company is extending you this offer based upon your general skills and abilities and not your possession of any proprietary information belonging to your current or former employers. In accordance with standard Company policy, this offer is contingent upon you completing and executing the enclosed Confidential Information and Invention Assignment Agreement prior to or on your start date. Should you decide to accept this offer, as set forth in such Agreement, the Company requires that you not disclose any proprietary information or bring any materials belonging to any current or former employer. Further, you represent and warrant to the Company that you are not bound by any obligation or restriction, including any covenant not to compete, that would prevent you from performing your expected job duties at the Company.

7. Immigration Reform and Control Act. Under the terms of the Immigration Reform and Control Act, you are subject to the Act’s provisions. In order to comply, you must be a citizen of the United

States of America or have the authorization to work in the United States. In either case, we require verification within three business days of your date of hire. Please bring the appropriate documentation with you on your first day.

8. At-Will Employment. We hope that you will have a rewarding employment relationship with the Company. At the same time, you are not being promised any particular term of employment. You understand that your employment is at-will and you are not being offered continued employment for a definitive period of time. Either you or the Company may terminate the employment relationship at any time for any reason or no reason, without further obligation or liability. In addition, the Company may, in its sole discretion, modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described herein or otherwise communicated to you, in whole or in part, at any time, with or without notice except for the change of control outlined in section 3 above and the policy of at-will employment. Any such changes to your at-will status must be in writing and must be signed by the Chief Executive Officer of MobiTV. Any changes to section 3 above must be in writing and by the mutual consent of yourself and the company, and must be signed by yourself and the Vice President of Human Resources or General Counsel of MobiTV.

This letter, together with the Confidential Information and Invention Assignment Agreement, set forth the terms of your employment with the Company and supersede any prior representations, agreements, discussions, or offers between the parties, whether written or oral. To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it, along with a signed and dated copy of the Confidential Information and Invention Assignment Agreement no later than close of business on 30 April 2010.

We believe that you will make a significant contribution to the Company. I am looking forward to you accepting this offer and joining us in this exciting venture. IT you have any questions, please do not hesitate to contact your manager, Penny DeFrank or me.

Sincerely,

/s/ LYNDN WARD PIERCE

Lyndn Ward Pierce
Vice President, Human Resources

By my execution of this letter, I accept the offer of employment (and all of the terms and conditions) above.

Signature:	/s/ RICHARD C. HERMAN

Print Name:	Richard C. Herman

Date:	4/27/10

Actual Start Date:	5-24-10

After signing the letter and completing the information above, please return a fax copy of the letter and acceptance to (510) 450-5306, attention Linda Burton, Human Resources Department, along with the complete, signed Confidential Information and Invention Assignment Agreement. Please keep copies for your records.

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